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                                                                    Exhibit 3.02

                           CERTIFICATE OF CORRECTION
                        FILED TO CORRECT A CERTAIN ERROR
                                     IN THE
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              CSK AUTO CORPORATION
                 (Filed in the Office of the Secretary of State
                  of the State of Delaware on March 16, 1998)

     CSK AUTO CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that:

     1.   The name of the Corporation is CSK Auto Corporation.

     2. The Restated Certificate of Incorporation of the Corporation, dated March 9, 1998 (the "Certificate"), was filed by the Corporation with the Secretary of State of the State of Delaware on March 16, 1998.

     3. The Certificate is an inaccurate record of the corporate action therein referred to, and requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

     4. The inaccuracy or defect to be corrected is the omission of the date and time of effectiveness of the Certificate.

     The Certificate should be corrected by the addition of a new Section (6) that should read as follows:

          (6) This Restated Certificate of Incorporation shall become effective at 11:00 A.M. (E.S.T.) on March 17, 1998.

     IN WITNESS WHEREOF, this Certificate of Correction has been executed by the Corporation's duly authorized officer this 17th day of March 1998.

                                        CSK AUTO CORPORATION

                                        By: /s/ Lon Novatt
                                           ----------------
                                        Name: Lon Novatt
                                        Title: Secretary